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                                                                    Exhibit 23.2

                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
SCM Microsystems, Inc.:

     We consent to incorporation by reference in the registration statement on Form S-8 of SCM Microsystems, Inc. filed on or about July 24, 2000, of our reports dated February 23, 1999, relating to the consolidated balance sheet of SCM Microsystems, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 1998, and the related financial statement schedule, which reports are included in the December 31, 1999 annual report on Form 10-K of SCM Microsystems Inc.

                                       KPMG LLP


Mountain View, California
July 24, 2000